Exhibit 23.03

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-183197 on Form S-1 for Global Macro Trust of our report dated March 14, 2013, relating to the statements of financial condition, including the condensed schedules of investments, as of December 31, 2012 and 2011, and the related statements of operations and changes in trust capital for the three years in the period ended December 31, 2012, and the financial highlights for each of the periods presented appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is also part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
October 16, 2013